Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Transamerica Partners Funds Group and Transamerica Partners Funds Group II on Form N-1A of our report dated February 22, 2013 relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Interest holders of S&P 500 Stock Master Portfolio, a Portfolio of Master Investment Portfolio, which is also incorporate by reference into the Registration Statement of Transamerica Partners Funds Group and Transamerica Partners Funds Group II.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 30, 2013